Exhibit 99.1

CITI TRENDS ANNOUNCES RECORD FIRST QUARTER 2021 RESULTS

First quarter total sales increased 145.8% vs Q1 2020 and 39.2% vs Q1 2019

First quarter gross margin increased 1,530 bps to 42.6%

First quarter operating margin of 13.7% compared to (23.7%) in Q1 2020

Earnings per diluted share of $3.23 compared to ($2.00) in Q1 2020

Raising full year 2021 guidance following record first quarter

SAVANNAH, GA (May 25, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today reported results for the first quarter ended May 1, 2021.

Financial Highlights – 13-week first quarter ended May 1, 2021

•	Total sales increased 145.8% to $285.4 million compared to $116.1 million in Q1 2020; total sales increased 39.2% compared to Q1 2019
•	Comparable store sales increased 142.0%, representing the seventh consecutive quarter of positive open-only comparable store sales; comparable store sales increased 35.0% compared to Q1 2019
•	Gross margin increased 1,530 bps to 42.6% compared to Q1 2020 gross margin of 27.3% and 510 bps compared to Q1 2019 gross margin of 37.5% primarily due to strong full-price selling and fewer markdowns
•	As a percent of sales, selling, general and administrative expenses improved 1,930 bps compared to Q1 2020 and 365 bps compared to Q1 2019 due to sales leverage and disciplined expense control
•	Operating income was $39.0 million compared to ($27.6) million in Q1 2020 and $8.7 million in Q1 2019
•	Operating margin was 13.7% compared to (23.7%) in Q1 2020 and 4.3% in Q1 2019
•	Net income was $30.9 million compared to ($20.9) million in Q1 2020 and $7.8 million in Q1 2019
•	Earnings per diluted share was $3.23 compared to ($2.00) in Q1 2020 and $0.65 in Q1 2019
•	Cash of $131.3 million with no debt at the end of the quarter, compared to cash of $108.1 million with $43.7 million drawn on the credit facility at the end of Q1 2020
•	Quarter-end inventory decreased 16.5% compared to the end of Q1 2020

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “We had a very strong start to our fiscal year, with record first quarter results for total sales, gross margin and operating margin, building on our momentum from last year despite the backdrop of the continued pandemic. Our robust, broad-based topline performance is attributed to our differentiated business model that continues to meet the needs of our customers through our highly curated merchandise across our six “CITIs,” combined with a unique and compelling shopping experience that we look to amplify even further. The combination of these efforts resulted in another quarter in which we drove an increase in full-price selling, reduced markdown levels and improved inventory turns, all while maintaining disciplined expense management, resulting in bottom line results that exceeded our expectations. I want to thank our team for their unwavering dedication and resiliency as we continue to prioritize health and safety in the communities in which we operate.”

Makuen continued, “Looking ahead, we feel very good about our overall positioning for the rest of fiscal 2021 and beyond. As we continue to enhance the Citi Trends experience for our customers and execute against our strategic priorities, we are well ahead of our previously shared long-term plan and expect to achieve our growth target of $1 billion in sales sooner than originally planned. As such, our board of directors and leadership team are exploring new capital allocation strategies designed to accelerate our new store growth. We are confident that our growth strategies and the advantages of our business model will continue to fuel market share gains and drive long-term sustainable growth."

Capital Return Program Update

In the first quarter, the Company repurchased approximately 537,500 shares of its common stock at an aggregate cost of approximately $45.5 million. As previously announced, this includes 250,000 shares bought back in a block repurchase.

Guidance

The Company is encouraged by its second quarter to-date sales performance, which is above its internal expectations. On the heels of a record first quarter, for the full year 2021, the Company is raising its guidance and expects to generate total sales of $970 to $990 million, an increase of approximately 24% to 27% as compared to fiscal years 2020 and 2019. This would result in expected earnings per diluted share in a range of $4.55 to $4.75, an increase of 96% to 105% compared to 2020 and an increase of 223% to 237% compared to 2019.

CEO Action for Diversity & Inclusion™

The Company also announced that David Makuen, Chief Executive Officer, has pledged on behalf of Citi Trends to the CEO Action for Diversity & Inclusion™, the largest CEO-driven coalition to advance diversity and inclusion within the workplace. By signing the pledge, Citi Trends, among other companies, is committing to take action to cultivate a workplace where diverse perspectives and experiences are welcomed and respected and where employees feel encouraged to discuss diversity and inclusion. With businesses anchored in almost every community across America joining the pledge, the coalition has the opportunity to play a meaningful role in such an important societal issue.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (212) 231-2901. A replay of the conference call will be available until June 1, 2021, by dialing (402) 977-9140 and entering the passcode, 21993903.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 584 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory); the ongoing COVID-19 (coronavirus) pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing; the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; changes in consumer spending patterns; the duration and extent of economic stimulus; changes in product mix; interruptions in suppliers’ businesses; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; and delays associated with building, and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Tom Filandro

ICR, Inc.

(646) 277-1235

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
	(unaudited)	(unaudited)
Net sales	$285,381	$116,124

Cost of sales (exclusive of depreciation shown separately below)	(163,791)	(84,370)
Selling, general and administrative expenses	(77,892)	(54,076)
Depreciation	(4,697)	(4,946)
Asset impairment	-	(286)
Income from operations	39,001	(27,554)
Interest income	4	217
Interest expense	(47)	(163)
Income (loss) before income taxes	38,958	(27,500)
Income tax (expense) benefit	(8,061)	6,608
Net income (loss)	$30,897	$(20,892)

Basic net income (loss) per common share	$3.27	$(2.00)
Diluted net income (loss) per common share	$3.23	$(2.00)

Weighted average number of shares outstanding
Basic	9,450	10,443
Diluted	9,571	10,443

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	May 1, 2021	May 2, 2020
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$131,276	$108,130
Short-term investment securities	-	5
Inventory	101,803	121,885
Prepaid and other current assets	19,290	10,138
Property and equipment, net	65,532	64,847
Operating lease right of use assets	184,694	166,749
Deferred tax assets	5,141	14,334
Other noncurrent assets	1,441	755
Total assets	$509,177	$486,843

Liabilities and Stockholders' Equity:
Accounts payable	$109,723	$94,249
Accrued liabilities	39,314	19,056
Current operating lease liabilities	48,908	50,834
Other current liabilities	12,410	1,050
Revolving credit facility	-	43,700
Noncurrent operating lease liabilities	148,596	133,167
Other noncurrent liabilities	2,233	1,729
Total liabilities	361,184	343,785

Total stockholders' equity	147,993	143,058
Total liabilities and stockholders' equity	$509,177	$486,843